UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 9, 2012 (January 8, 2012)

WebXU, Inc.
(Exact name of registrant as specified in Charter)

Delaware	000-53095	26-0460511
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11999 San Vicente Blvd., Suite 400
Los Angeles, CA 90049
(Address of Principal Executive Offices)

(310) 807-1765
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD.

On January 8, 2012, Webxu, Inc. (the “Company”) entered into a non-binding letter agreement (the “LOI”) with Threadpoint, LLC and its affiliate, Managed Media Group, LLC (collectively, “Threadpoint”) to memorialize our intent to acquire Threadpoint (the “Proposed Acquisition”) and Threadpoint’s granting to the Company the exclusive right to enter into such a transaction with Threadpoint between the date of execution of the LOI and until termination of the LOI.  For 2011, the full-year unaudited financial statements for Threadpoint project revenue of $28.9 million with EBITDA of $5.16 million.

Pursuant to the Proposed Acquisition, we will pay $12 million by issuing a 6-month note for $5 million, a 12-month note for $4 million, and an 18-month note for $3 million.  We will also issue 3 million shares of our common stock and warrants to purchase 3 million shares at $1 per share to the Threadpoint owners.  During the first 12 months following the closing, the Threadpoint owners may receive an additional $5 million if our net income on a GAAP basis attributable to Threadpoint is at least $5 million for that period.  During the second 12 months following the closing, the Threadpoint owners may receive an additional $5 million if our net income on a GAAP basis attributable to Threadpoint is at least $5 million for that period.

Other material terms are as follows:

•	The Threadpoint owners will retire all of Threadpoint’s debt prior to the closing. We will not assume any of Threadpont’s pre-closing liabilities.
•	All financing by Threadpoint pre-closing will be subordinate or pari-passu to debt financing that we procure in connection with the Proposed Acquisition.
•	Each party is responsible for its own legal expenses associated with the Proposed Acquisition.
•	Threadpoint must engage and pay for an independent audit of its business.
•	If Threadpoint is not a Delaware C-corporation, Threadpoint must, prior to closing, convert itself into a Delaware C-corporation at its own expense.
•	Key members of Threadpoint’s management will enter into employment agreements with the Company.

The Proposed Acquisition is subject to the execution and delivery by the Company and Threadpoint of a mutually satisfactory, definitive purchase agreement.  Our obligation to execute the definitive purchase agreement is subject to our due diligence review of Threadpoint’s business and the absence of any material adverse change in Threadpoint’s business through the closing.

We may terminate the LOI by providing Threadpoint with written notice.  After 90 days has passed from the LOI execution date without the parties entering into a definitive purchase agreement, either party may terminate the LOI by providing the other party with written notice.

The foregoing summary of the terms of the LOI is qualified in its entirety by reference to the full text of the LOI, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

99.1	Letter Agreement between Webxu, Inc., Threadpoint, LLC, and Managed Media Group, LLC, dated January 6, 2012 and signed January 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webxu, Inc.

Date: January 9, 2012	By:	/s/ Jeffrey Aaronson
Jeffrey Aaronson
Chief Financial Officer